UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124	91124
(Address of principal executive offices)	(Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Near Intelligence, Inc. (the “Company”) is party to that certain Financing Agreement dated November 4, 2022 (as amended from time to time, the “Financing Agreement”) with Near Intelligence LLC (a wholly owned subsidiary of the Company) as borrower (the “Borrower”), certain of the Company’s other subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”). Also as previously disclosed, the waiver and covenant relief provided under that certain Limited Waiver and Amendment No. 5 to Financing Agreement with the Borrower, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders (as defined therein) expired on October 1, 2023.

On October 8, 2023, the Company entered into that certain Amendment No. 6 and Limited Forbearance to Financing Agreement (the “Forbearance Agreement”) with the Borrower, the Company’s subsidiary guarantors, the lenders party thereto and Blue Torch, pursuant to which Blue Torch agreed to temporarily forbear from exercising its default-related rights and remedies with respect to all existing Defaults and Events of Default (each as defined in the Financing Agreement) during the Forbearance Period (as defined below). The “Forbearance Period” means, initially, the period beginning on October 8, 2023 and ending on October 13, 2023, and thereafter each seven-day period beginning at 12:00 a.m. New York City time on the first Saturday immediately following the prior seven-day period and ending at 11:59 p.m. New York City time on the next occurring Friday. The Forbearance Period is subject to termination as described below.

The Forbearance Agreement requires the Company to provide various reporting to Blue Torch, including cash flow forecasts, a business plan, a pro forma income statement, a cost savings plan and budgets for estimated professional expenses, other disbursements and cash receipts. Furthermore, the Company must use commercially reasonable efforts to provide Blue Torch with continuous online viewing access to its bank accounts, must furnish to Blue Torch such financial, operating and property related information as reasonably requested and, upon reasonable prior written notice from Blue Torch, must provide Blue Torch with access to the Company’s books and records, offices, properties, assets, officers, employees, accountants, auditors, legal counsel and other advisors.

In addition, pursuant to the Forbearance Agreement, the parties amended the Financing Agreement such that any failure by the Company to perform or comply with certain cash management obligations in the Financing Agreement will constitute an immediate Event of Default. Previously, any such failure constituted an Event of Default only if it remained unremedied for three business days.

The Forbearance Period will terminate immediately and automatically upon the earliest to occur of (i) the Company’s failure to deliver weekly budgets to Blue Torch or adhere to certain limitations on disbursements, in each case, as required by the Forbearance Agreement, (ii) the occurrence of certain bankruptcy-related Events of Default under the Financing Agreement, and (iii) delivery of written notice to the Company by Blue Torch of (x) any breach of the Company’s covenants under the Forbearance Agreement (which are subject in certain instances to a two business day cure period) or (y) the occurrence of any new Event of Default under the Financing Agreement. In addition, at any time on or after October 14, 2023, Blue Torch may terminate the Forbearance Agreement upon two business days’ prior written notice to the Company.

Upon termination of the Forbearance Period, Blue Torch may, among other rights and remedies under the Financing Agreement, declare the full unpaid principal amount of the loans under the Financing Agreement, together with any interest and other amounts owed in respect thereof, to be immediately due and payable. As of October 10, 2023, the aggregate amount owed under the Financing Agreement, including accrued interest, was $78.2 million.

As previously disclosed, the Company has issued certain convertible debentures in a series of private placements (the “Convertible Debentures”). The Convertible Debentures include a cross-default provision such that, if any Event of Default under the Financing Agreement results in the indebtedness thereunder becoming or being declared due and payable and such default is not remedied or waived, the holders of the Convertible Debentures may, upon notice to the Company, elect to declare the full unpaid principal amount of the Convertible Debentures, together with any interest and other amounts owed in respect thereof, to be immediately due and payable. As of October 10, 2023, the aggregate principal amount of Convertible Debentures outstanding was approximately $18.0 million.

The Company is continuing to evaluate its strategic options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ John Faieta
John Faieta
Interim Chief Financial Officer